Exhibit 4.21
AMENDMENT TO AMENDED AND RESTATED
SENIOR PREFERRED STOCK PURCHASE AGREEMENT
     AMENDMENT dated as of May 6, 2009, to the AMENDED AND RESTATED SENIOR PREFERRED STOCK PURCHASE AGREEMENT dated as of September 26, 2008, between the UNITED STATES DEPARTMENT OF THE TREASURY (“Purchaser”), and FEDERAL NATIONAL MORTGAGE ASSOCIATION (“Seller”), acting through the Federal Housing Finance Agency (the “Agency”) as its duly appointed conservator (the Agency in such capacity, “Conservator”).
Background
     A. Purchaser and Seller have heretofore entered into the Amended and Restated Senior Preferred Stock Purchase Agreement dated as of September 26, 2008 (the “Amended and Restated Agreement”).
     B. In the Amended and Restated Agreement, Purchaser committed itself to provide to Seller, on the terms and conditions provided in the Amended and Restated Agreement, immediately available funds in an amount as determined from time to time as provided in the Amended and Restated Agreement, but in no event in an aggregate amount exceeding $100,000,000,000.
     C. Purchaser and Seller now desire to enter into an amendment to the Amended and Restated Agreement for the purpose of increasing to $200,000,000,000 the maximum aggregate amount permitted to be provided to Seller under the Amended and Restated Agreement, and for the purpose of amending the terms of the Amended and Restated Agreement in certain other respects.
     D. Purchaser and Seller are each authorized to enter into this Amendment to the Amended and Restated Agreement (“this Amendment”) increasing to $200,000,000,000 the maximum aggregate amount permitted to be provided to Seller under the Amended and Restated Agreement, and amending the terms of the Amended and Restated Agreement in certain other respects.
     THEREFORE, for and in consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser and Seller agree as follows:
Terms and Conditions
1. Definitions.
     Capitalized terms used and not defined in this Amendment shall have the respective meanings given such terms in the Amended and Restated Agreement.

2.	Amendment to Section 1 (Relating to Definition of New Defined Term “Executive Officer”).
     Section 1 of the Amended and Restated Agreement is hereby amended to insert the following new defined term and corresponding definition after the definition of the term “Exchange Act”:
     “Executive Officer” has the meaning given to such term in Exchange Act Rule 3b-7, as in effect on the date hereof.
3. Amendment to Section 1 (Relating to Definition of “Indebtedness”).
     The definition of “Indebtedness” in Section 1 of the Amended and Restated Agreement is hereby amended to read as follows:
     “Indebtedness” of any Person means, for purposes of Section 5.5 only, without duplication, (a) all obligations of such Person for money borrowed by such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, other than trade accounts payable, (e) all Capital Lease Obligations of such Person, (f) obligations, whether contingent or liquidated, in respect of letters of credit (including standby and commercial), bankers’ and similar instruments, and (g) any obligation of such Person, contingent or otherwise, guaranteeing or having the economic effect of guaranteeing and Indebtedness of the types set forth in clauses (a) through (f) payable by another Person other than Mortgage Guarantee Obligations (and, for the avoidance of doubt, without giving effect to any change that may be made hereafter in respect of Statement of Financial Accounting Standards No. 140 or any similar accounting standard).
4. Amendment to Section 1 (Relating to Definition of “Maximum Amount”).
     The definition of “Maximum Amount” in Section 1 of the Amended and Restated Agreement is hereby amended to read as follows:
     “Maximum Amount” means, as of any date of determination, $200,000,000,000 (two hundred billion dollars), less the aggregate amount of funding under the Commitment prior to such date.
5. Amendment to Section 2.1 (Relating to the Commitment).
     Section 2.1 of the Amended and Restated Agreement is hereby amended to read as follows:
     2.1 Commitment. Purchaser hereby commits to provide to Seller, on the terms and conditions set forth herein, immediately available funds in an amount up to but not in excess of the Available Amount, as determined from time to time (the “Commitment”); provided, that in no event shall the aggregate amount funded under the Commitment exceed $200,000,000,000 (two hundred billion dollars). The liquidation preference of Senior Preferred Stock shall increase in connection with draws on the Commitment, as set forth in Section 3.3 below.
6. Amendment to Section 2.5 (Relating to Termination of Purchaser’s Obligations).
     Section 2.5 of the Amended and Restated Agreement is hereby amended to read as follows:
     2.5 Termination of Purchaser’s Obligations. Subject to earlier termination pursuant to Section 6.7, all of Purchaser’s obligations under and in respect of the Commitment shall terminate upon the earliest of: (a) if the Liquidation End Date shall have occurred, (i) the payment in full of Purchaser’s obligations with respect to any valid request for funds pursuant to Section 2.4 or (ii) if there is no Deficiency Amount on the Liquidation End Date or if no such request pursuant to Section 2.4 has been made, the close of business on the 15th Business Day following the determination of the Deficiency Amount, if any, as of the Liquidation End Date; (b) the payment in full of, defeasance of or other reasonable provision for all liabilities of Seller, whether or not contingent, including payment of any amounts that may become payable on, or expiry of or other provision for, all Mortgage Guarantee Obligations and provision for unmatured debts; and (c) the funding by Purchaser under the Commitment of an aggregate of $200,000,000,000 (two hundred billion dollars). For avoidance of doubt, the Commitment shall not be terminable by Purchaser solely by reason of (i) the conservatorship, receivership or other insolvency proceeding of Seller or (ii) the Seller’s financial condition or any adverse change in Seller’s financial condition.
7. Amendment to Section 5.5 (Relating to Indebtedness).
     Section 5.5 of the Amended and Restated Agreement is hereby amended to read as follows:
     5.5. Indebtedness. Seller shall not, and shall not permit any of its subsidiaries to, in each case without the prior written consent of Purchaser, incur, assume or otherwise become liable for (a) any Indebtedness if, after giving effect to the incurrence thereof, the aggregate Indebtedness of Seller and its subsidiaries on a consolidated basis would exceed (i) through and including December 30, 2010, 120.0% of the amount of Mortgage Assets Seller is permitted by Section 5.7 to own on December 31, 2009; and (ii) beginning on December 31, 2010, and through and including December 30, 2011, and each year thereafter, 120.0% of the amount of Mortgage Assets Seller is permitted by Section 5.7 to own on December 31 of the immediately preceding calendar year, or (b) any Indebtedness if such Indebtedness is subordinated by its terms to any other Indebtedness of Seller or the applicable subsidiary. For purposes of this covenant the acquisition of a subsidiary with Indebtedness will be deemed to be the incurrence of such Indebtedness at the time of such acquisition.

8. Amendment to Section 5.7 (Relating to Owned Mortgage Assets).
     Section 5.7 of the Amended and Restated Agreement is hereby amended to read as follows:
     5.7. Mortgage Assets. Seller shall not own, as of any applicable date, Mortgage Assets in excess of (i) on December 31, 2009, $900 billion, or (ii) on December 31 of each year thereafter, 90.0% of the aggregate amount of Mortgage Assets of Seller as of December 31 of the immediately preceding calendar year; provided, that in no event shall Seller be required under this Section 5.7 to own less than $250 billion in Mortgage Assets.
9. Amendment to Section 5.10 (Relating to Executive Compensation).
     Section 5.10 of the Amended and Restated Agreement is hereby amended to read as follows:
     5.10. Executive Compensation. Seller shall not, without the consent of the Director, in consultation with the Secretary of the Treasury, enter into any new compensation arrangements with, or increase amounts or benefits payable under existing compensation arrangements of, any Named Executive Officer or other Executive Officer of Seller.
10. Amended and Restated Agreement to Continue, as Amended.
     Except as expressly modified by this Amendment, the Amended and Restated Agreement shall continue in full force and effect.
11. Effective Date.
     This Amendment shall not become effective until it has been executed by both of Purchaser and Seller. When this Amendment has been so executed, it shall become effective as of the date first above written.

FEDERAL NATIONAL MORTGAGE ASSOCIATION, by Federal Housing Finance Agency, its Conservator
/s/ James B. Lockhart III
James B. Lockhart III
Director

UNITED STATES DEPARTMENT OF THE TREASURY
/s/ Timothy F. Geithner
Timothy F. Geithner
Secretary of the Treasury